UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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Buffalo Wild Wings, Inc.
(Name of Registrant as Specified In Its Charter)

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Buffalo Wild Wings President and CEO Sends Letter to Shareholders

MINNEAPOLIS—MAY 30, 2017— Buffalo Wild Wings, Inc. (NASDAQ:BWLD) today sent the following letter to shareholders from President and Chief Executive Officer, Sally Smith, highlighting the Company’s long history of value creation and the importance of electing the Company’s director nominees to its Board on the YELLOW proxy card:

Dear Fellow Buffalo Wild Wings Shareholders:

I have served as the Chief Executive Officer of Buffalo Wild Wings for almost 21 years. We have always focused on creating value for our shareholders and innovating to stay ahead of the competition. Over that time, we have had significant periods of outperformance and some more challenging periods.

Casual dining restaurants face a uniquely challenging market today. Millennial consumers are more attracted than their elders to cooking at home, ordering delivery from restaurants and eating quickly, in fast casual or quick-serve restaurants. Mall traffic has slowed. And, surprisingly, television viewership of sporting events (important for us, especially) is down.

Despite these headwinds, Buffalo Wild Wings continues to perform well, achieving positive same-store sales growth in the First Quarter of 2017 and generating substantial free cash flow. I am proud that we have outperformed our peers on critical operating metrics like same-store sales and restaurant margins for many years. But, make no mistake: to remain a market leader, we need to continue our evolution and address changing customer demands and sentiment. And, we need to drive costs out of our business.

We are doing so.

We are testing smaller footprint units that can be opened in more population-dense areas, focusing on takeout and delivery. We are working to drive traffic and check size through new marketing programs and to lower our costs through multiple projects throughout the company. We have made our balance sheet more efficient and our management structure leaner.

And while I have the privilege of reporting these achievements and initiatives to you, Buffalo Wild Wings has always succeeded because of our outstanding team. Our employees, from the cooks and servers to our executives, and the Board, are the reason we have done so well for our guests, and our shareholders. Fortunately, we have built a company that is bigger than, and will last longer than, any one person. Doing so requires carefully balancing new perspectives with people who understand our history – our prior successes and failures. This critical balance, in the restaurant, in management and, importantly, on the Board, is central to our ability to grow off our current platform without repeating what did not work in the past.

In these challenging times, we surely need fresh thinking and new ideas, but we also cannot afford to reinvent everything or unknowingly try again things that don’t work.

I write to you as we approach our 2017 Annual Meeting. At this meeting, one of our shareholders is seeking to remove all of our independent directors that have served for more than eight months. Without them in the Boardroom, I would be the only person in the room who knows our history. And while I love my job, sooner or later, it will be time for me to retire.

It is critical that we maintain institutional knowledge and memory on the Board and it would be unwise, in my view, to jostle the careful balance we have achieved between fresh perspective and intimate knowledge of our operating model, company history and culture. I should not be the only person in the Boardroom with first-hand recollections of 2015!

We have nominated an excellent Board that is committed to evaluating our plan, leadership and performance objectively. It is a balanced group – with deep restaurant and food service experience, consumer marketing prowess, sports and entertainment expertise and financial acumen. We have two professionals on our slate who would be new to the Board, three who have been on the Board for less than a year and four of us with longer tenure. As a Board and a management team, we are using our experience – at Buffalo Wild Wings and from our other professional positions – to stay ahead of our competition and continue our tradition of generating market-leading returns for our owners.

We appreciate your support and investment and ask that you please vote using our yellow proxy card. Help us maintain our momentum, with a balanced Board that can draw upon the past as it charts our course forward.

Sincerely,
Sally J. Smith
President and Chief Executive Officer

Buffalo Wild Wings shareholders are reminded that their vote is extremely important, no matter how many shares they own. Buffalo Wild Wings strongly recommends that shareholders elect the company’s best-in-class leaders by voting the YELLOW proxy card for ALL Buffalo Wild Wings’ nominees – Cynthia L. Davis, Andre J. Fernandez, Janice L. Fields, Harry A. Lawton, J. Oliver Maggard, Jerry R. Rose, Sam B. Rovit, Harmit J. Singh and Sally J. Smith.

Lazard Ltd is serving as financial advisor and Faegre Baker Daniels is serving as legal advisor to the company.

If you have any questions or require any assistance with voting your shares, please contact the company’s proxy solicitor listed below:

105 Madison Avenue
New York, New York 10016
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885
Email: proxy@mackenziepartners.com

About the Company

Buffalo Wild Wings, Inc., founded in 1982 and headquartered in Minneapolis, is a growing owner, operator and franchisor of Buffalo Wild Wings(R) restaurants featuring a variety of boldly-flavored, made-to-order menu items including its namesake Buffalo, New York-style chicken wings. The Buffalo Wild Wings menu specializes in 21 mouth-watering signature sauces and seasonings with flavor sensations ranging from Sweet BBQ(TM) to Blazin'(R). Guests enjoy a welcoming neighborhood atmosphere that includes an extensive multi-media system for watching their favorite sporting events. Buffalo Wild Wings is the recipient of hundreds of "Best Wings" and "Best Sports Bar" awards from across the country. There are currently more than 1,220 Buffalo Wild Wings locations around the world.

To stay up-to-date on all the latest events and offers for sports fans and wing lovers, like Buffalo Wild Wings on Facebook, follow @BWWings on Twitter and visit www.BuffaloWildWings.com.

Cautionary Statement Regarding Certain Information

This communication contains “forward-looking statements” within the meaning of the federal securities laws. Such statements include statements concerning anticipated future events and expectations that are not historical facts. All statements other than statements of historical fact are statement that could be deemed forward-looking statements. Actual results may vary materially from those expressed or implied by forward-looking statements based on a number of factors, including the factors described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 25, 2016, as updated or supplemented by subsequent reports we file with the SEC. We do not assume any obligation to publicly update any forward-looking statement after they are made, whether as a result of new information, future events or otherwise.

Important Information

Buffalo Wild Wings, Inc., its directors and certain of its executive officers and employees are participants in the solicitation of proxies from Buffalo Wild Wings shareholders in connection with its 2017 annual meeting of shareholders to be held on June 2, 2017. Information concerning the identity and interests of these persons is available in the definitive proxy statement Buffalo Wild Wings filed with the SEC on April 21, 2017.

Buffalo Wild Wings has filed a definitive proxy statement in connection with its 2017 annual meeting. The definitive proxy statement, any amendments thereto and any other relevant documents, and other materials filed with the SEC concerning Buffalo Wild Wings are (or will be, when filed) available free of charge at http://www.sec.gov and http://ir.buffalowildwings.com. Shareholders should read carefully the definitive proxy statement and any other relevant documents that Buffalo Wild Wings files with the SEC when they become available before making any voting decision because they contain important information.

Contacts

Buffalo Wild Wings, Inc.
Investor Relations Contact:
Heather Pribyl, 952-540-2095

Additional Investor Contact

MacKenzie Partners, Inc.
Bob Marese / Paul Schulman
212-929-5500

Media

Joele Frank, Wilkinson Brimmer Katcher
Meaghan Repko / Nick Lamplough
212-355-4449